Exhibit 99.1

LaBranche & Co Receives ‘Wells Notice’ From the S.E.C.

NEW YORK, Jan. 23 /PRNewswire-FirstCall/ — As previously disclosed, the New York Stock Exchange (“NYSE”) has been conducting an investigation and has indicated its intent to initiate disciplinary proceedings against LaBranche based on specialist trading activity that is alleged to have disadvantaged customers who entered orders via the NYSE’s Designated Order Turnaround System.

LaBranche & Co Inc. (NYSE: LAB) announced today that it has received a “Wells Notice” from the staff of the Securities and Exchange Commission notifying LaBranche that the staff is considering recommending that the Commission bring a civil enforcement action against LaBranche and its NYSE Specialist subsidiary, LaBranche & Co. LLC, for possible violations of securities laws and NYSE rules in the course of its Specialist trading activity. A “Wells Notice” is required under SEC Rules to afford persons under investigation an opportunity to present their positions to the Commission prior to the authorization of enforcement proceedings.

LaBranche also received a similar notice from the NYSE which has restated its intent to bring a formal disciplinary proceeding against LaBranche for possible violations of NYSE rules and applicable securities regulations.

As previously reported, LaBranche has been responding to the NYSE investigation since early 2003, and the SEC formally commenced its own investigation in October 2003. LaBranche will continue to provide further information to the SEC and NYSE in response to their requests and will cooperate with the SEC and NYSE in connection with their investigation.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, nine of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 103 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

SOURCE LaBranche & Co Inc. -0- 01/23/2004 /CONTACT: Larry Prendergast, Executive Vice President of Finance, or Harvey S. Traison, Senior Vice President & Chief Financial Officer, both of LaBranche & Co, +1-212-425-1144; Investors: Michael Polyviou, or Media: Brian Maddox, both of Financial Dynamics, +1-212-850-5600, for LaBranche & Co/ (LAB) CO: LaBranche & Co Inc.; LaBranche & Co. LLC ST: New York